Exhibit 99.1

Press Contacts:     Jeffrey J. Leebaw   Marc Monseau
                    (732) 524-3350     (732) 524-1130
          Home      (732) 821-6007

Investor Contacts:  Louise Mehrotra     Stan Panasewicz
                    (732) 524-6491     (732) 524-2524


                    FOR IMMEDIATE RELEASE

                 Johnson & Johnson Completes
          Acquisition of Pfizer Consumer Healthcare

   Combination Creates the World's Premier Consumer Health
                        Care Company

     New Brunswick, NJ (December 20, 2006) - Johnson &
Johnson (NYSE: JNJ) today announced the closing of its previously announced acquisition of Pfizer Consumer
Healthcare for $16.6 billion in cash.

     "The completion of the Pfizer Consumer Healthcare acquisition builds upon our broad base in health products and reflects our longstanding strategy of leadership within attractive health care markets," said
William C. Weldon, Chairman and Chief Executive
Officer, Johnson & Johnson. "The acquisition brings to
Johnson & Johnson some of the world's premier consumer brands."

     With the acquisition, the Johnson & Johnson
Consumer Group portfolio will now feature products such as LISTERINE oral care products, the NICORETTE line of smoking cessation treatments, and SUDAFED cold, flu and allergy products, in addition to Johnson & Johnson's own well-known consumer and OTC products, which include
BAND-AID Brand Adhesive Bandages, TYLENOL, REACH,
SPLENDA and the CLEAN & CLEAR, AVEENO and NEUTROGENA skin care brands.

     As indicated during Johnson & Johnson's 3rd quarter conference call, the transaction is projected to reduce 2006 earnings per share by $.02, which will be partially offset by a gain related to the recently enacted Tax Relief and Health Care Act of 2006. In addition, the Company will record in the fourth quarter
2006 an estimated one-time after-tax in-process research and development charge of approximately $175 -
$250 million related to the acquisition. Additional information on the transaction will be shared at Johnson & Johnson's January 23, 2007 year-end 2006 earnings meeting.

     Johnson & Johnson is the world's most
comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical, and medical devices and diagnostics markets. The more than 230
Johnson & Johnson operating companies employ approximately 115,700 men and women in 57 countries and sell products throughout the world.

     (This press release contains "forward-looking statements" as defined in the Private Securities
Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's
Annual Report on Form 10-K for the fiscal year ended
January 1, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov or on request from the Company. The Company does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

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